Exhibit 99.01

AIRPLANES GROUP

     debis AirFinance House, Shannon, Ireland
Telephone: +353 61 723600 Fax: 353 61 723850

PRESS RELEASE
June 3, 2005

Airplanes Limited and Airplanes US Trust (“Airplanes Group”) today filed a Form 15 with the Securities and Exchange Commission (“SEC”) to avail itself of an exemption to the SEC rule that otherwise requires Airplanes Group to file its annual and other periodic reports with the SEC.

Airplanes Group determined that it has less than 300 holders of record of each of its Subclass A-8 and A-9 Certificates, its Class B Certificates, its Class C Certificates and its Class D Certificates, each due March 15, 2019 and thus qualifies for suspension of the SEC requirement that it file its reports with the SEC and of any other securities law requirements that apply solely to companies that file periodic reports with the SEC.

Airplanes Group expects to achieve significant ongoing cost savings by availing itself of this exemption from the SEC’s reporting requirements and, as a result, the SEC’s other requirements applicable only to reporting companies.

Airplanes Group will continue to publish an annual report together with audited consolidated financial statements prepared in accordance with US GAAP as well as monthly and quarterly cash flow reports. Airplanes Group’s monthly, quarterly and annual reports as well as other supplementary and periodic information will be made available on its website at www.airplanes-group.com.

Prior to determining its eligibility to file a Form 15, Airplanes Group commissioned an independent audit of its internal controls over financial reporting. This audit, which is at an advanced stage of completion, has not to date revealed any significant or material weaknesses in Airplanes Group’s internal controls over financial reporting.

Although Airplanes Group will no longer be subject to securities law requirements of SEC reporting companies with respect to audits of internal controls, Airplanes Group intends to continue to use the SEC requirements, to the extent appropriate, as its guideline for “best practice”.

For further information please contact: Gerry Hastings or Louise O’Donnell of Airplanes Group’s Administrative Agent at tel: +353 61 723600.